Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q3 2024 RESULTS

Q3 NET SALES, GROSS MARGIN, ADJUSTED EPS AND CASH FLOW EXCEED OUTLOOK

AFFIRMS FULL YEAR NET SALES AND ADJUSTED EPS OUTLOOK

2024 Third Quarter Results	2024 Full Year Outlook

• Net Sales +3.8%: Domestic +3.3%, Int’l +9.5%, SPD -8.0%

• Organic Sales¹ +4.3%: Domestic +3.3%, Int’l +8.1%, SPD +7.5%

• Adjusted Gross Margin¹ +60 bps

• Reported Loss per Share -$0.31, Adjusted EPS $0.79 ¹

• YTD Cash from Operations of $863.9 million

• Net Sales +3.5%; Organic Sales +4.0%¹

• Adjusted Gross Margin expansion +110 bps (prior 100-110 bps)

• Reported Loss per share -23% (prior EPS +12-13%)

• Adjusted EPS +8% ¹

• Cash from Operations ~$1.1 billion (previously $1.08 billion)

EWING, NJ, November 1, 2024 – Church & Dwight Co., Inc. (NYSE: CHD) today announced the Company exceeded its outlook with stronger than expected sales growth and gross margin expansion. In the third quarter, net sales grew 3.8% to $1,510.6 million. The Company drove strong consumer demand across its portfolio in Q3. Organic sales grew 4.3% driven by volume of 3.1% and positive product mix and pricing of 1.2%.

Matthew Farrell, Chief Executive Officer, commented, “We are pleased to deliver another quarter of strong results. Our outstanding Q3 results reflect the strength of our brands, the success of our new products, and our continued focus on execution. Volume was the primary driver of organic growth, which we expect to continue in Q4. We increased the investment in our brands in the quarter. Marketing as a percent of sales increased 80 basis points driving consumption and share gains. Global online sales grew to 20.7% of total consumer sales in Q3. Finally, the combination of strong sales, margin expansion, and efficient working capital management resulted in strong cash flow generation through the first nine months, with over $1 billion of cash from operations expected in the full year.

“All three of our businesses delivered strong organic growth in the quarter. The Domestic Division grew 3.3% organically with five of our seven power brands growing share. Organic growth in the International Division was 8.1%, driven by growth in both our country subsidiaries and our Global Markets Group. Our Specialty Products Division grew organic sales 7.5% while continuing the strategy of right sizing this business to focus on more profitable growth.”

Reported gross margin expanded by 80 basis points and adjusted gross margin expanded by 60 basis points. Reported loss per share was -$0.31 due to non-cash asset impairment charges in our vitamin business. Adjusted EPS was $0.79, an increase of 6.8%. Third quarter Adjusted EPS exceeded the Company’s outlook of $0.67 primarily driven by operating profit including higher-than-expected sales growth and gross margin expansion.

Third Quarter Review

Consumer Domestic net sales were $1,170.8 million, a $37.7 million or 3.3% increase driven primarily by personal care sales growth. Organic sales increased 3.3% due to volume (+2.6%) and price and product mix (+0.7%). Growth was led by HERO ™ acne products, THERABREATH™ mouthwash, ZICAM™ supplements, SPINBRUSH™ toothbrushes, and ARM & HAMMER™ Scent Boosters, partially offset by declines in the vitamin business and FLAWLESS™.

Consumer International net sales were $267.7 million, a $23.3 million or 9.5% increase. Organic sales increased 8.1% due to a combination of higher volume (+5.3%) and price and product mix (+2.8%). Growth was led by HERO, THERABREATH and OXICLEAN™.

Specialty Products net sales were $72.1 million, a $6.3 million or an 8.0% decrease reflecting the exit of the Megalac business in Q1 and the food safety business in Q2. Organic sales increased 7.5% due to higher price and product mix (+3.9%) and volume (+3.6%).

Gross margin increased 80 basis points to 45.2%. Adjusted gross margin was 45.0%, an increase of 60 basis points due to improved productivity, the benefit of higher volumes and mix, net of the impact of higher manufacturing costs.

Marketing expense was $185.8 million, an $18.0 million increase. We increased marketing expense as a percentage of net sales by 80 basis points to 12.3% driving consumption and share as we invest in our brands and new products.

Selling, general, and administrative expense (SG&A) was $231.7 million, including $4.8 million of charges related to restricted stock that was issued for the HERO acquisition. Adjusted SG&A was $226.91million or 15.0% of net sales, a 20 basis point increase primarily due to investments in International, R&D and IT.

Income from Operations was a loss of $91.5 million reflecting the non-cash impairment charge. Adjusted Income from Operations was $267.21 million, an increase of 1.6% inclusive of higher marketing and SG&A investments.

Other Expense decreased $11.9 million inclusive of interest income. Adjusted other expense decreased $7.3 million primarily due to lower outstanding debt and higher interest income.

There was a tax benefit in Q3 of 25.9% related to the vitamin impairment. Excluding this impact our effective tax rate was 23.8% compared to 24.1% in Q3 2023. The expected adjusted effective tax rate for the full year is now approximately 22.5% (previously approx. 23%).

Operating Cash Flow

For the first nine months of 2024, cash from operations was $863.9 million, an increase of $68.8 million driven by higher cash earnings. We now expect full year cash flow from operations to be approximately $1.1 billion. Capital expenditures for the first nine months were $125.2 million, a $3.7 million increase from the prior year as capacity expansion projects proceed as planned.

At September 30, 2024, cash on hand was $752.1 million, while total debt was $2.2 billion.

Intangible Asset Impairment

During the third quarter, the Company recorded non-cash impairment charges of $357.1 million before tax ($270.1 million after tax), on assets related to the Company’s 2012 acquisition of our vitamin business (VMS). The impairment charge arose from a reduction in the Company’s expectations about the long-term growth and profit outlook for the VMS business.

2024 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches.

“ARM & HAMMER™ Laundry launched Deep Clean™ Liquid and Deep Clean Unit Dose Laundry Detergent, our most premium ARM & HAMMER laundry detergent, entering the mid-tier of the category and delivering a superior clean at the right value.

“ARM & HAMMER™ Laundry launched POWER SHEETS™ Laundry Detergent online in August 2023. This innovative laundry solution is effective, convenient and eliminates plastic bottle waste. ARM & HAMMER is the first major brand to offer a detergent sheet in the U.S. Due to its online success, POWER SHEETS™ laundry sheets are now available in select brick & mortar retailers.

“ARM & HAMMER™ Hardball™ Clumping Litter expanded nationally in 2024. This plant-based litter is lightweight and creates virtually indestructible clumps for no-mess scooping. We expect this new litter to enable ARM & HAMMER to capture a greater share of the lightweight litter category.

“THERABREATH™, the #1 alcohol-free mouthwash brand, has entered the antiseptic segment (30% of the category) with the launch of THERABREATH Deep Clean Oral Rinse. This product is formulated to kill 99.9% of germs that cause bad breath, plaque & gingivitis without the burn.

“BATISTE™, the global leader in dry shampoo, is meeting consumers’ desire for longer-lasting results with new BATISTE Sweat Activated and BATISTE Touch Activated dry shampoos. These breakthrough products are formulated with advanced technology that release a burst of fragrance when sweating or touching your hair.

“HERO™ continues to drive the majority of growth in the acne category as the #1 patch brand in the U.S. In 2024, HERO will continue to launch innovative solutions in patches and adjacent products, such as Dissolve Away Daily Cleansing Balm. These new products will broaden our offerings of gentle and effective solutions for acne-prone skin.”

Outlook for 2024

Mr. Farrell stated, “In an uncertain consumer environment, we completed an exceptional nine months delivering strong sales and volume growth, gross margin expansion, and earnings growth. We remain focused on execution and offering products to consumers that provide high performance at a great value. We are thrilled with the success of our new product launches. Our full year outlook continues to reflect strong growth across all key measures, including reported and organic sales, volume, gross margin expansion, operating income and cash flow.

“While US consumption in our categories improved slightly in September and October, we remain cautious regarding the US consumer and category growth rates for Q4. We continue to expect full year reported sales to be approximately 3.5% and organic sales growth to be approximately 4%.

“We are raising our outlook for full year adjusted gross margin expansion to approximately 110 basis points versus 2023 (previously 100-110 basis points). We continue to expect carryover pricing, improved mix, higher volume and productivity to offset higher manufacturing costs.

“We will continue to invest behind our brands in support of our innovations to drive consumption and share gains leading into 2025 and now expect marketing as a percentage of sales to be above 11% (previously ~11%).

“As in past years, when we have strong business performance, we invest for the future. Our Q4 investments will focus on driving future growth with higher marketing and SG&A investments. This incremental investment spending will enable us to enter 2025 with momentum.

“We now expect full year reported EPS to decline approximately 23% due to the asset impairment charge. We continue to expect full year adjusted EPS growth to be approximately 8%1. We now expect our tax rate to be approximately 22.5%.

“Cash flow from operations is now expected to be approximately $1.1 billion (previously $1.08 billion).

“We expect 2024 capital expenditures of approximately $180 million in support of our growing brands. We expect capital spending to return to historical levels (approximately 2% of sales) in 2025. Our capital allocation priorities remain unchanged, and we expect to pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“For Q4, we expect reported sales growth of approximately 1.5% to 2.5% and organic sales growth of approximately 2% to 3%¹. As a result, we expect reported EPS of $0.75 and Adjusted EPS of $0.76 per share, up 17% versus last year’s adjusted Q4 EPS.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Other Income (Expense), and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss third quarter 2024 results on November 1, 2024, at 10:00 a.m. (ET). The webcast will be broadcast online at https.//investor.churchdwight.com/investors/news-events. It will also be available for replay from November 1, 2024, to November 8, 2024.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. For more information, visit the Company’s website.

Church & Dwight has a heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2023, our continued progress earned continued public recognition, including the Newsweek Magazine’s Americas Most Responsible and America’s Greenest Companies lists, the EPA’s Green Power Partnership-Top 100 list, the 2023 Wall Street Journal Management Top 250 List, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2023 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute response plans; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of (Loss) Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Sales	$1,510.6	$1,455.9	$4,525.1	$4,339.9
Cost of sales	827.5	809.6	2,442.9	2,432.7
Gross Profit	683.1	646.3	2,082.2	1,907.2
Marketing expenses	185.8	167.8	490.2	422.3
Selling, general and administrative expenses	231.7	222.7	684.5	643.6
Tradename and other asset impairments	357.1	0.0	357.1	0.0
(Loss) Income from Operations	(91.5)	255.8	550.4	841.3
Equity in earnings of affiliates	3.0	1.7	7.2	8.1
Other income (expense), net	(12.9)	(23.5)	(54.4)	(77.2)
(Loss) Income before Income Taxes	(101.4)	234.0	503.2	772.2
Income taxes	(26.3)	56.5	107.1	170.3
Net (Loss) Income	$(75.1)	$177.5	$396.1	$601.9
Net (Loss) Income per share - Basic	$(0.31)	$0.72	$1.62	$2.46
Net (Loss) Income per share - Diluted	$(0.31)	$0.71	$1.61	$2.43
Dividends per share	$0.28	$0.27	$0.85	$0.82
Weighted average shares outstanding - Basic	244.6	246.0	244.1	244.9
Weighted average shares outstanding - Diluted	244.6	248.7	246.7	247.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2024	December 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$752.1	$344.5
Accounts Receivable	555.3	526.9
Inventories	658.5	613.3
Other Current Assets	50.8	45.0
Total Current Assets	2,016.7	1,529.7
Property, Plant and Equipment (Net)	915.3	927.7
Equity Investment in Affiliates	12.0	12.0
Trade Names and Other Intangibles	2,919.7	3,302.3
Goodwill	2,433.3	2,431.5
Other Long-Term Assets	369.2	366.0
Total Assets	$8,666.2	$8,569.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.4	$3.9
Current portion of Long-Term debt	0.0	$199.9
Other Current Liabilities	1,243.2	1,218.2
Total Current Liabilities	1,246.6	1,422.0
Long-Term Debt	2,208.2	2,202.2
Other Long-Term Liabilities	1,017.7	1,089.6
Stockholders’ Equity	4,193.7	3,855.4
Total Liabilities and Stockholders’ Equity	$8,666.2	$8,569.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2024	September 30, 2023

Net Income	$396.1	$601.9

Depreciation and amortization	177.4	166.9
Deferred income taxes	(92.0)	(6.0)
Tradename and other asset impairments	357.1	0.0
Non-cash compensation	50.6	51.5
Other	7.1	1.0
Subtotal	896.3	815.3

Changes in assets and liabilities:
Accounts receivable	(25.9)	(37.4)
Inventories	(35.0)	(24.5)
Other current assets	4.0	11.2
Accounts payable	88.0	(10.1)
Accrued expenses	(42.3)	42.1
Income taxes payable	(5.0)	9.3
Other	(16.2)	(10.8)
Net cash from operating activities	863.9	795.1

Capital expenditures	(125.2)	(121.5)
Acquisition	(19.9)	0.0
Proceeds from sale of assets	6.6	0.0
Other	0.4	(6.9)
Net cash (used in) investing activities	(138.1)	(128.4)

Net change in long-term debt	(200.2)	(200.0)
Net change in short-term debt	0.0	(70.6)
Payment of cash dividends	(207.4)	(199.9)
Proceeds from stock option exercises	90.3	107.6
Deferred financing and other	(1.0)	(0.1)
Net cash (used in) financing activities	(318.3)	(363.0)

F/X impact on cash	0.1	(0.7)

Net change in cash and cash equivalents	$407.6	$303.0

2024 and 2023 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2024	9/30/2023	Change
Household Products	$637.4	$636.2	0.2%
Personal Care Products	533.4	496.9	7.3%
Consumer Domestic	$1,170.8	$1,133.1	3.3%
Consumer International	267.7	244.4	9.5%
Total Consumer Net Sales	$1,438.5	$1,377.5	4.4%
Specialty Products Division	72.1	78.4	-8.0%
Total Net Sales	$1,510.6	$1,455.9	3.8%

	Nine Months Ended		Percent
	9/30/2024	9/30/2023	Change
Household Products	$1,929.5	$1,857.0	3.9%
Personal Care Products	1,577.1	1,521.2	3.7%
Consumer Domestic	$3,506.6	$3,378.2	3.8%
Consumer International	786.4	716.9	9.7%
Total Consumer Net Sales	$4,293.0	$4,095.1	4.8%
Specialty Products Division	232.1	244.8	-5.2%
Total Net Sales	$4,525.1	$4,339.9	4.3%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted Other Income (expense):

This press release also presents adjusted other income (expense), namely other income (expense) calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year other income (expense).

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.8%	4.4%	3.3%	9.5%	-8.0%
Less:
Acquisitions	0.3%	0.3%	0.0%	1.9%	0.0%
Add:
FX / Other	0.1%	0.1%	0.0%	0.5%	0.0%
Divestitures	0.7%	0.0%	0.0%	0.0%	15.5%

Organic Sales Growth	4.3%	4.2%	3.3%	8.1%	7.5%

	Nine Months Ended 9/30/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.3%	4.8%	3.8%	9.7%	-5.2%
Less:
Acquisitions	0.1%	0.1%	0.0%	0.7%	0.0%
Add:
FX / Other	0.0%	0.0%	0.0%	-0.3%	0.0%
Divestitures	0.5%	0.0%	0.0%	0.0%	11.3%

Organic Sales Growth	4.7%	4.7%	3.8%	8.7%	6.1%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended September 30, 2024		For the quarter ended September 30, 2023		Change
		% of NS		% of NS
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	$683.1	45.2%	$646.3	44.4%	80	bps
Tariff Ruling	(3.2)	-0.2%	0.0	0.0%	-20	bps
Gross Margin - Adjusted (non-GAAP)	$679.9	45.0%	$646.3	44.4%	60	bps

	For the quarter ended September 30, 2024		For the quarter ended September 30, 2023		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$231.7	15.3%	$222.7	15.3%	0	bps
Hero Restricted Stock	(4.8)	-0.3%	(7.3)	-0.5%	20	bps
SG&A - Adjusted (non-GAAP)	$226.9	15.0%	$215.4	14.8%	20	bps

	For the quarter ended September 30, 2024		For the quarter ended September 30, 2023		Change
Adjusted Income From Operations		% of NS		% of NS
(Loss) Income From Operations - Reported	$(91.5)	-6.1%	$255.8	17.6%	-2370	bps
Hero Restricted Stock	4.8	0.3%	7.3	0.5%	-20	bps
Tradename and other asset impairments	357.1	23.7%	0.0	0.0%	2370	bps
Tariff Ruling	(3.2)	-0.2%	0.0	0.0%	-20	bps
Income From Operations - Adjusted (non-GAAP)	$267.2	17.7%	$263.1	18.1%	-40	bps

	For the quarter ended September 30, 2024		For the quarter ended September 30, 2023		Change
Adjusted Other Expense		% of NS		% of NS
Other income (expense), net	$(9.9)	-0.7%	$(21.8)	-1.5%	80	bps
Tariff Ruling	(4.6)	-0.3%	-	0.0%	-30	bps
Other income (expense) - Adjusted (non-GAAP)	$(14.5)	-1.0%	$(21.8)	-1.5%	50	bps

	For the quarter ended September 30, 2024		For the quarter ended September 30, 2023		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted (Loss) Earnings Per Share - Reported	$(0.31)		$0.71		-143.7%
Hero Restricted Stock	0.02		0.03
Tradename and other asset impairments	1.10		0.0
Tariff Ruling	(0.02)		0.0
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.79		$0.74		6.8%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2024	December 31, 2024
Reported Sales Growth	1.5-2.5%	3.5%
Acquisition	-0.3%	-0.2%
Divestiture/Other	0.9%	0.7%
FX	-0.1%	0.0%

Organic Sales Growth	2-3%	4.0%

	For the quarter ended December 31, 2024	For the quarter ended December 31, 2023	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$0.75	$0.62	21%
Hero Restricted Stock	0.01	0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.76	$0.65	17%

	For the year ended December 31, 2024	For the year ended December 31, 2023	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$2.35	$3.05	-23%
Hero Restricted Stock	0.08	0.12
Tradename and other asset impairments	1.10	0.00
Tariff Ruling	(0.10)	0.00
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.43	$3.17	8%